Exhibit 99.1

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700 Denver, CO 80202

Contact:	Frank Semple, President & CEO Andy Schroeder, VP Finance & Treasurer
Phone:	(866) 858-0482 Fax: (303) 290-8769
E-mail:	investorrelations@markwest.com
Website:	www.markwest.com

Newfield Exploration and MarkWest Energy Partners Sign Agreement to Develop
Mid-Stream Assets for Woodford Shale Play

Houston — September 26, 2006 —  Newfield Exploration Company (NYSE:NFX) today announced the signing of an agreement with MarkWest Energy Partners, L.P. (AMEX: MWE) to construct and operate gathering pipelines and related facilities associated with the development of Newfield’s Woodford Shale Play in the Arkoma Basin of southeastern Oklahoma.

MarkWest plans to invest up to $175 million by the end of 2007 and totaling up to $350 million over the next four years to build gathering infrastructure of approximately 200-square miles in a four county region. The gathering system will fully support Newfield’s drilling efforts over its entire operating position in the Woodford Shale. The new gathering system will be designed to provide low-pressure and highly reliable gathering, compression, dehydration and treating services. The gathering infrastructure will include more than 400 miles of large diameter pipeline and 100,000 horsepower of compression to provide a takeaway capacity in excess of 500 MMcf/d. The initial term of the agreement is 15 years with an option to renew.

“We are very pleased to announce this strategic relationship with Newfield Exploration,” said Frank Semple, MarkWest Energy Partners’ President and CEO.  “Newfield is a world class exploration and production company and their development of the Woodford Shale resource has enormous potential. This comprehensive gathering agreement was the result of MarkWest providing exceptional service in other areas and our job is to continue to exceed Newfield’s expectations for their operations. The agreement will contribute significant long-term, fee-based growth opportunities to MarkWest from one of the premier resource plays in the U.S.” MarkWest will discuss the project in more detail in its third quarter earnings release conference call.

Newfield continues to have excellent results from its development drilling program in its Woodford Shale Play. To date, the Company has drilled more than 100 vertical wells and 30 horizontal wells to establish the extent of the resource. Newfield continues to add acreage and today owns an interest in more than 350,000 gross lease acres (more than 125,000 net acres). In late 2005, the drilling program shifted to horizontal wells, which has significantly increased initial production rates and estimated ultimate recoveries of reserves in place.

Newfield’s most recent five wells had average initial production of 3.7 MMcfe/d. Results to date indicate that Newfield’s average Woodford horizontal well will recover approximately 2.9 Bcfe gross.

Newfield continues to increase its activities in the play. The Company expects to increase its operated rig count from six rigs currently to as many as 13 rigs by year-end 2006 and to as many as 20 rigs by year-end 2007. Newfield expects to spud approximately 60 horizontals wells in the Woodford play in 2006 and up to 155 horizontal wells in 2007.

“By the end of 2009, we expect our gross Woodford Shale production to increase from a current rate of about 65 MMcfe/d to more than 350 MMcfe/d,” said Lee K. Boothby, President — Newfield Mid-Continent. “Our growth requires the installation of significant mid-stream infrastructure. Partnering with MarkWest allows us to benefit from their proven expertise in gathering and transportation and allows Newfield to focus its efforts on drilling and production.”

MarkWest Energy Partners, L.P. is a publicly traded, master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest natural gas gatherer in the prolific Carthage field in East Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

MarkWest Energy Partners, L.P. Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  These forward-looking statements, which in many instances can be identified by words like “may,” “will,” “should,” “expects,” “plans,” “believes” and other comparable words, involve risks and uncertainties that affect our operations, financial performance and other factors, as discussed in our filings with the Securities and Exchange Commission.  Although we believe that the expectations reflected in the forward-looking statements, including those referring to future performance, growth, cash flow, distributions, or other factors, are reasonable, we can give no assurance that such expectations will prove to be correct and that projected performance or distributions may not be achieved.  Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Annual Report on Form 10-K, as filed with the SEC.  You are also urged to carefully review and consider the cautionary statements and other disclosures, including those under the heading “Risk Factors,” made in those filings, as well as the following Newfield Exploration Forward-Looking Statements disclosure.

Newfield Exploration Forward-Looking Statements: The statements set forth in this release regarding estimated rig counts, wells drilled, reserve recoveries and production estimates are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, geologic and drilling conditions, natural gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For Newfield information, contact:

Investor Relations: Steve Campbell (281) 847-6081

Media Relations: Keith Schmidt (281) 674-2650

Email: info@newfield.com

For MarkWest information, contact:

Frank Semple, President & CEO

Andy Schroeder, VP Finance & Treasurer

Phone:  (866) 858-0482     Fax: (303) 290-8769

E-mail: investorrelations@markwest.com

Website: www.markwest.com

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